EXHIBIT 99.1
Celebrate Express, Inc. Announces Fourth Quarter and Full Fiscal Year 2008 Financial Results
KIRKLAND, WA —(BUSINESS WIRE)—July 31, 2008—Celebrate Express, Inc. (Nasdaq:BDAY), a leading online and catalog retailer of celebration products for families, today reported financial results for its fourth quarter and full fiscal year ended May 31, 2008 (fiscal 2008).
Fiscal 2008 annual results
Celebrate Express reported net sales of $77.8 million in fiscal 2008, a decrease of 8.7% from net sales of $85.2 million during the 2007 fiscal year. Loss from operations in fiscal 2008 was $8.7 million, compared with a loss from operations of $1.4 million for the previous year. Including the $8.2 million non-cash charge for the valuation reserve on deferred tax assets, net loss for fiscal 2008 was $16.1 million, or ($2.02) per share, compared with net income of $43,000, or $0.01 per share, in fiscal 2007.
During fiscal 2008, Costume Express sales increased by $5.7 million, or 43.1%, as compared to the previous fiscal year, as we increased our Costume Express marketing and merchandising efforts (particularly for the Halloween season). The $11.9 million, or 17.2%, decrease in Birthday Express revenue for fiscal 2008 from the prior year was due primarily to a combination of (1) intentional reductions in the number of Birthday Express catalogs circulated, to eliminate less productive mailings in response to the increased costs for postage, printing and paper, (2) sub-optimal catalog circulation selection and mailing during the last part of fiscal 2008, (3) customer service issues associated with our infrastructure issues and improvement initiatives, and (4) the general weakness in consumer spending during the last half of fiscal 2008. Sales for the prior year also included $2.2 million of close-out sales from our Storybook Heirlooms brand, which did not recur in fiscal 2008.
During fiscal 2008, the company had orders from approximately 560,000 new customers, bringing the total customer database to over 3.9 million customers. Average net sales per order shipped were approximately $72.63 in fiscal 2008, compared with $77.87 in fiscal 2007. Revenue from our repeat customers represented approximately 45% of revenue during fiscal 2008 compared to nearly 46% in the 2007 fiscal year.
Gross margin decreased to 51.4% of net sales during fiscal 2008 from 52.1% in fiscal 2007. The year-over-year decline in gross margin percentage was due to temporarily higher package delivery costs during the implementation of our new warehouse management system and generally higher delivery costs associated with higher fuel costs in fiscal 2008, partially offset by improvements in product margins.
Fulfillment costs decreased to 13.4% of net sales during fiscal 2008, compared with 13.5% during the prior fiscal year. This reflects the savings from our efforts to improve operating efficiencies, partially offset by the temporary increases in distribution and customer service labor during the third quarter and (to a lesser extent) the fourth quarter of fiscal 2008, associated with the implementation of our new warehouse management. Fulfillment costs decreased by 9.1% from fiscal 2007, while shipping approximately 2.6% fewer orders. The company shipped approximately 1,059,000 orders in fiscal 2008, compared to 1,087,000 orders shipped in the prior year.

Selling and marketing expenses increased to 33.5% of net sales during fiscal 2008, compared with 27.7% of net sales last year. The increase as a percentage of net sales during fiscal 2008 was driven by multiple factors: increased online search fees, the increase in catalog postage rates and paper costs and generally lower than anticipated response rates associated with the weak economy and sub-optimal catalog circulation selection and mailing during the last part of fiscal 2008. Selling and marketing expenses increased by 10.2% to $26.1 million in fiscal 2008 from $23.6 million in fiscal 2007.
General and administrative costs increased $1.5 million, or 14%, in fiscal 2008 to $12.2 million as compared to $10.7 million in fiscal 2007. The increase was due primarily to systems-related consulting fees, higher depreciation expense, and the recruiting fees and labor costs associated with the recruitment and employment of personnel to fill open positions, principally in technology.
Interest income was $739,000 in fiscal 2008, compared with $1,561,000 in fiscal 2007. This decrease is due primarily to the lower average cash balance invested during fiscal 2008 (reflecting the special, one-time dividend paid late last year) in addition to lower interest rates.
In fiscal 2008 we recorded income tax expense of $8.1 million as compared to income tax expense of $84,000 in fiscal 2007. In accordance with the Financial Accounting Standards Board’s Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes, the company evaluated its deferred tax assets and determined that a full valuation allowance should be established, and a non-cash charge of approximately $8.2 million was reported as income tax expense for the third quarter of fiscal 2008. The establishment of a valuation allowance does not have any impact on cash, nor does such an allowance preclude us from using our loss carryforwards in the future.
At May 31, 2008, the company had cash and cash equivalents of $14.8 million.
Fourth quarter fiscal 2008 results
Celebrate Express reported net sales of $15.6 million in fourth quarter fiscal 2008, a decrease of $4.5 million, or 22.3%, from net sales of $20.1 million during the fourth quarter of fiscal 2007. Loss from operations in fourth quarter fiscal 2008 was $3.1 million, compared with a loss from operations of $425,000 in the fourth quarter of fiscal 2007. Net loss for fourth quarter fiscal 2008 was $3.0 million, or ($0.38) per share, compared with net loss of $62,000, or $(0.01) per share, in the same period of the prior. Basic weighted average shares outstanding were 8.0 million in fourth quarter fiscal 2008 and 7.9 million in the fourth quarter of fiscal 2007.
The decrease in net sales for fourth quarter fiscal 2008 compared to the prior year quarter was due primarily to a combination of (1) intentional reductions in catalog circulation, to eliminate less productive mailings in response to the increased costs for postage, printing and paper, (2) sub-optimal catalog circulation selection and mailing during the fourth quarter fiscal 2008, (3) customer service issues associated with our infrastructure issues and improvement initiatives, and (4) the general weakness in consumer spending during the fourth quarter fiscal 2008.
Gross margin decreased to 49.5% of net sales during fourth quarter fiscal 2008 from 54.7% in the fourth quarter of fiscal 2007. Approximately two thirds of the quarter-over-quarter decline in gross margin percentage resulted from higher delivery costs associated with higher fuel costs in fourth quarter fiscal 2008 and temporarily higher package delivery costs associated with the implementation of our new warehouse management system and manifest system. Approximately one third of this quarter-over-quarter decline in gross margin percentage resulted from higher merchandise costs compared to sales.
Fulfillment costs were 14.5% of net sales during fourth quarter fiscal 2008, compared with 12.9% during the same quarter in the prior year, as the lower sales volumes in the fourth quarter fiscal 2008 provided a lower base for coverage of fixed costs. Fulfillment costs for the quarter decreased by 12.7% from the fiscal 2007 period, while net sales decreased by 22.3%.

Selling and marketing expenses increased to 35.6% of net sales during fourth quarter fiscal 2008, compared with 29.1% of net sales in the fourth quarter last year. The increase as a percentage of net sales during fourth quarter fiscal 2008 was driven by multiple factors: the increase in catalog postage rates and paper costs, higher on-line search costs, and generally lower than anticipated response rates associated with the weak economy and the sub-optimal catalog circulation selection and mailing during the fourth quarter fiscal 2008. Selling and marketing expenses decreased by 5.2% to $5.6 million in the fourth quarter fiscal 2008 from $5.9 million in the fourth quarter of fiscal 2007.
Compared to the same period last year, general and administrative costs increased $54,000 or 1.8%, to $3.0 million in fourth quarter fiscal 2008.
Interest income declined to $98,000 in fourth quarter fiscal 2008, compared with $351,000 in the fourth quarter of fiscal 2007. This change is due primarily to the lower average cash balance invested during fourth quarter fiscal 2008 (reflecting the special, one-time dividend paid during the fourth quarter last year) in addition to lower interest rates.
Forward-looking Statements
This press release contains forward-looking statements, including, without limitation, all statements related to plans, future events and financial performance. Forward-looking statements are identifiable by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “suggest,” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Our actual results and timing of events could differ materially, including demand for our products, our ability to manage our costs, our ability to manage our distribution and fulfillment operations, competition from other retailers, the strength of our brands, our ability to recruit and maintain senior management and other key personnel, and other risks detailed in our filings with the Securities and Exchange Commission, including our most recent Quarterly Report filed on Form 10-Q and our Annual Report on Form 10-K. You are cautioned not to place undue reliance on these forward-looking statements, which reflect only an analysis and speak only as of the date of this press release. Celebrate Express undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.
About Celebrate Express, Inc.
Celebrate Express is a leading online and catalog retailer of celebration products serving families with young children. The company currently has two primary brands: Birthday Express markets children’s party products, and Costume Express markets costumes and accessories. The company utilizes its branded website Celebrateexpress.com, complemented by its branded catalogs, to offer products as complete coordinated solutions. The company’s goal is to help families celebrate the special moments in their lives. For more information, please visit www.celebrateexpress.com.
CONTACT: Celebrate Express, Inc. 425-636-1960 Invest@celebrateexpress.com

CELEBRATE EXPRESS, INC.
CONDENSED BALANCE SHEETS
(unaudited)
(in thousands)

	May 31,	May 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$14,761	$21,224
Accounts receivable, net	445	1,490
Inventories	9,653	9,039
Prepaid expenses	2,952	3,693
Deferred income taxes	—	347

Total current assets	27,811	35,793

Fixed assets, net	5,712	4,454
Deferred income taxes	—	7,772
Other assets, net	101	101

Total assets	$33,624	$48,120

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,984	$2,752
Accrued liabilities	3,593	3,648
Current portion of capital leases	22	—

Total current liabilities	6,599	6,400

Long-term capital lease obligations	31	—

Shareholders’ equity
Common stock and additional paid-in capital	68,542	67,122
Accumulated deficit	(41,548)	(25,402)

Total shareholders’ equity	26,994	41,720

Total liabilities and shareholders’ equity	$33,624	$48,120

CELEBRATE EXPRESS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share data)

	Three-Months Ended		Years Ended
	May 31, 2008	May 31, 2007	May 31, 2008	May 31, 2007
Net sales	$15,616	$20,109	$77,791	$85,243
Cost of sales (1)	7,885	9,101	37,800	40,821

Gross profit	7,731	11,008	39,991	44,422
Operating expenses:
Fulfillment (1)	2,264	2,594	10,459	11,501
Selling and marketing (1)	5,554	5,857	26,056	23,640
General and administrative (1)	3,036	2,982	12,216	10,715

Total operating expenses	10,854	11,433	48,731	45,856

Income (loss) from operations	(3,123)	(425)	(8,740)	(1,434)
Other income, net:
Interest income, net	98	351	739	1,561

Net income (loss) before income taxes	(3,025)	(74)	(8,001)	127
Income tax (expense) benefit	—	12	(8,144)	(84)

Net income (loss)	(3,025)	(62)	(16,145)	43

Net income (loss) per share:
Basic	$(0.38)	$(0.01)	$(2.02)	$0.01

Diluted	$(0.38)	$(0.01)	$(2.02)	$0.01

Weighted average shares outstanding:
Basic	7,985	7,933	7,974	7,850
Diluted	7,985	7,933	7,974	7,955

(1) Stock-based compensation is included in the expense line items above in the following amounts:
Cost of Sales	$1	$2	$7	$28
Fulfillment	12	11	51	58
Selling and marketing	14	50	132	198
General and administrative	245	279	1,057	1,021

	$272	$342	$1,247	$1,305

CELEBRATE EXPRESS, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Years ended
	May 31, 2008	May 31, 2007
Cash flows from operating activities:
Net income (loss)	$(16,145)	$43
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Deferred income taxes	8,135	139
Depreciation and amortization	2,220	1,602
Stock-based compensation	1,247	1,305
Excess tax benefit from exercise of stock options	—	(217)
Loss on disposal of fixed assets	15	—
Changes in operating assets and liabilities:
Accounts receivable	1,045	(1,152)
Inventories	(614)	(705)
Prepaid expenses and other assets	742	405
Accounts payable	232	(400)
Accrued liabilities	(55)	(323)

Net cash provided by (used in) operating activities	(3,178)	697

Cash flows from investing activities:
Payments for purchases of fixed assets	(3,422)	(1,393)

Net cash used in investing activities	(3,422)	(1,393)

Cash flows from financing activities:
Dividends paid	—	(9,942)
Principal payments on capital lease obligations	(19)	—
Proceeds from shares issued under the employee stock purchased plan	60	65
Proceeds from exercise of stock options	96	253
Excess tax benefit from exercise of stock options	—	217

Net cash provided by (used in) financing activities	137	(9,407)

Net decrease in cash and cash equivalents	(6,463)	(10,103)

Cash and cash equivalents:
Beginning of period	21,224	31,327

End of period	$14,761	$21,224